UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

McDONALD’S CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

On May 17, 2022, McDonald’s Corporation issued a press release, a copy of which is attached hereto as Exhibit 1.

Exhibit 1

McDonald’s Comments on Report from Proxy Advisory Firm Glass Lewis that Shareholders Vote FOR ALL of McDonald’s Director Nominees

Both Glass Lewis and ISS Recommend McDonald’s Shareholders Vote FOR ALL of McDonald’s Director Nominees

McDonald’s Board of Directors Urges Shareholders to Vote FOR ALL of its Director Nominees on the WHITE Proxy Card TODAY

CHICAGO, May 17, 2022 – McDonald’s Corporation (NYSE: MCD) today issued the following statement in response to a report published by proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”) on May 17, 2022, regarding the election of directors to McDonald’s Board at the Company’s 2022 Annual Shareholders’ Meeting, scheduled to be held on May 26, 2022, at 9:00 a.m. CT:

McDonald’s appreciates Glass Lewis’ support of the election of all of McDonald’s directors, which is aligned with the report published by Institutional Shareholder Services (“ISS”) on May 16, 2022. We are pleased that Glass Lewis noted the following:

•	“…the Company appears to be making meaningful progress towards meeting its goal of responsibly phasing out gestation crates from its U.S. supply chain, and the Company has offered a reasonable rationale for the recent delay in its progress.”

•	“After review, we do not see any evidence to suggest the Company’s practice of housing pregnant sows in the initial phase of pregnancy represents a substantial deviation from current industry practice.”

•	“…we believe Management Nominees Penrose and Lenny have vastly superior qualifications and depth of experience compared to those of Dissident Nominees Samuelrich and Ganzler.”

•	“…we believe the Dissident has failed to make a sufficiently compelling case to warrant the boardroom changes it is seeking here… we believe the Dissident’s campaign takes on a decidedly simplistic and myopic view of ESG concerns, with no substantive regard given to the economics of the Company’s business nor to the creation of shareholder value. Further, we believe the Dissident Nominees lack the requisite background, qualifications and experience for serving on the board of a large multinational firm such as the Company.”

The Board reminds shareholders that every vote is important. The McDonald’s Board of Directors urges shareholders to vote FOR ALL of McDonald’s director nominees on the WHITE proxy card and to disregard any materials, including any gold proxy card, that may be sent to you by the Icahn Group.

Shareholders with questions or who need assistance voting their shares may call the Company’s proxy solicitors: Innisfree M&A Incorporated at (877) 456-3463 (toll-free from the U.S. or Canada) or (412) 232-3651 (from other countries); or Kingsdale Advisors at (855) 683-3113 (toll-free in North America) or (416) 867-2272 (outside of North America).

Additional materials regarding McDonald’s 2022 Annual Shareholders’ Meeting can be found at VoteForMcD.com.

Centerview Partners and PJT Partners are acting as McDonald’s financial advisors. Paul, Weiss, Rifkind, Wharton & Garrison LLP and Davis Polk & Wardwell LLP are serving as legal counsel.

About McDonald’s

McDonald’s is the world’s leading global foodservice retailer with more than 39,000 locations in over 100 countries. Approximately 95% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.

Forward-Looking Statements

This release and other written or oral statements made from time to time by McDonald’s Corporation (“McDonald’s”) contain forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding McDonald’s plans, strategies, prospects and expectations regarding its business and industry are forward-looking statements. They reflect McDonald’s expectations, are not guarantees of performance and speak only as of the date hereof. Except as required by law, McDonald’s does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. McDonald’s business results are subject to a variety of risks, including those that are described in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and subsequent filings with the Securities and Exchange Commission (the “SEC”).

IMPORTANT ADDITIONAL INFORMATION REGARDING PROXY SOLICITATION

McDonald’s has filed a definitive proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2022 Annual Meeting. MCDONALD’S SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. McDonald’s shareholders may obtain a copy of the definitive proxy statement (and any amendments and supplements thereto), the accompanying WHITE proxy card and other relevant documents filed by McDonald’s with the SEC without charge from the SEC’s website at www.sec.gov. McDonald’s shareholders may also obtain a copy of these documents without charge by sending a request to shareholder.services@us.mcd.com or visiting the investor section of the McDonald’s website at www.investor.mcdonalds.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS

McDonald’s, its directors and certain of its executive officers are participants in the solicitation of proxies from McDonald’s shareholders in connection with the matters to be considered at the 2022 Annual Meeting. Information regarding the ownership of McDonald’s directors and executive officers in McDonald’s common stock is included in the definitive proxy statement for its 2022 Annual Meeting, filed with the SEC on April 8, 2022, which can be found through the SEC’s website at www.sec.gov. Changes to such ownership have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Details concerning the nominees of the McDonald’s Board of Directors for election at the 2022 Annual Meeting are also included in such definitive proxy statement.

Contacts

McDonald’s Corporation Global Communications

Jesse Lewin

Jesse.Lewin@us.mcd.com